                                                                     EXHIBIT 4.2





















                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                  BY AND AMONG

                       PAREXEL INTERNATIONAL CORPORATION,

                         RESCON ACQUISITION CORPORATION,

                                  RESCON, INC.,

    WALTER LEROY HILL, AS TRUSTEE OF THE WALTER L. HILL REVOCABLE TRUST U/D/T
                               DATED JUNE 29, 1994

                                       AND

                                WALTER LEROY HILL



                          Dated as of February 28, 1997

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I....................................................................2

DEFINITIONS..................................................................2
  1.01.  Definitions.........................................................2

ARTICLE II...................................................................5

REORGANIZATION AND MERGER....................................................5
  2.01.  The Merger..........................................................5
  2.02.  Closing.............................................................6
  2.03.  Closing Balance Sheet...............................................6
  2.04.  Adjustment..........................................................7
  2.05.  Certificates for Parent Stock.......................................8
  2.06.  Transfer Taxes......................................................8
  2.07.  Books and Records...................................................8
  2.08.  Resignations........................................................8
  2.09.  No Fractional Shares................................................8
  2.10.  Dissenting Shares...................................................9

ARTICLE III..................................................................9

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND STOCKHOLDER................9
  3.01.  Corporate Existence and Power.......................................9
  3.02.  Corporate Authorization............................................10
  3.03.  Governmental Authorization; Consents...............................10
  3.04.  Non-Contravention..................................................10
  3.05.  Capitalization.....................................................10
  3.06.  Subsidiaries.......................................................11
  3.07.  Financial Statements...............................................11
  3.08.  Absence of Certain Changes.........................................11
  3.09.  Property and Equipment.............................................13
  3.10.  No Undisclosed Material Liabilities................................13
  3.11.  Litigation.........................................................13
  3.12.  Material Contracts.................................................13
  3.13.  Insurance Coverage.................................................15
  3.14.  Compliance with Laws; No Defaults..................................15
  3.15.  Finders Fees.......................................................15
  3.16.  Intellectual Property..............................................15
  3.17.  Inventories........................................................17
  3.18.  Receivables........................................................17
  3.19.  Taxes..............................................................17
  3.20.  Environmental Compliance...........................................19
  3.21.  Customers..........................................................19
  3.22.  Transactions with Affiliates.......................................19
  3.23.  Other Information..................................................19
  3.24.  Intercompany Arrangements..........................................19
  3.25.  Employees..........................................................19
  3.26.  Representations....................................................20

ARTICLE IV..................................................................20

ADDITIONAL REPRESENTATIONS OF STOCKHOLDER...................................20
  4.01.  Title to and Validity of Shares....................................20



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                                      -ii-

                                                                            PAGE
                                                                            ----


  4.02.  Authority..........................................................20
  4.03.  Purchase for Investment............................................20
  4.04.  Power to Act as Trustee or Executor................................20

ARTICLE V...................................................................21

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............................21
  5.01.  Organization and Existence.........................................21
  5.02.  Corporate Authorization............................................21
  5.03.  Governmental Authorization.........................................21
  5.04.  Litigation.........................................................21
  5.05.  Reports and Financial Statements...................................21

ARTICLE VI..................................................................22

COVENANTS OF THE COMPANY AND STOCKHOLDER....................................22
  6.01.  Confidentiality....................................................22
  6.02.  Affiliate Agreements...............................................22

ARTICLE VII.................................................................23

COVENANTS OF PARENT.........................................................23
  7.01.  Access.............................................................23
  7.02.  Quarterly Report on Form 10-Q......................................23
  7.03.  Pension Plan.......................................................23
  7.04.  Affiliate Agreements...............................................23
  7.05.  Reorganization Status..............................................24
  7.06.  Business Continuity................................................24

ARTICLE VIII................................................................24

COVENANTS OF ALL PARTIES....................................................24
  8.01.  Best Efforts.......................................................24
  8.02.  Certain Filings....................................................24
  8.03.  Public Announcements...............................................24
  8.04.  Pooling............................................................24

ARTICLE IX..................................................................25

EMPLOYEE BENEFITS...........................................................25
  9.01.  Employee Benefits Definitions......................................25
  9.02.  ERISA Representations..............................................25
  9.03.  No Third Party Beneficiaries.......................................27

ARTICLE X...................................................................28

CONDITIONS TO CLOSING.......................................................28
  10.01.  Conditions to the Obligations of Each Party.......................28
  10.02.  Conditions to Obligations of Parent and Sub.......................28
  10.03.  Conditions to Obligations of the Company..........................30

ARTICLE XI..................................................................30

SURVIVAL; INDEMNIFICATION...................................................30
  11.01.  Survival..........................................................30
  11.02.  Indemnification...................................................31
  11.03.  Procedures........................................................31
  11.04.  Holdback..........................................................32
  11.05.  Holdback Termination..............................................32

                                                                            PAGE
                                                                            ----

ARTICLE XII.................................................................33

MISCELLANEOUS...............................................................33
  12.01.  Notices...........................................................33
  12.02.  Amendments; No Waivers............................................34
  12.03.  Expenses..........................................................34
  12.04.  Successors and Assigns............................................35
  12.05.  Further Assurances................................................35
  12.06.  Governing Law.....................................................35
  12.07.  Counterparts; Effectiveness.......................................35
  12.08.  Entire Agreement..................................................36
  12.09.  Captions..........................................................36
  12.10.  Jurisdiction......................................................36


Schedules
---------

Schedule 2.01  List of Stockholders
Schedule 3.03  Required Consents
Schedule 3.07  Financial Statements
Schedule 3.08  Absence of Changes
Schedule 3.11  Litigation
Schedule 3.12  Material Contracts
Schedule 3.14  Permits
Schedule 3.16  Intellectual Property
Schedule 3.18  Receivables
Schedule 3.19  Taxes and Audits
Schedule 3.21  Customers
Schedule 3.25  Employees
Schedule 5.03  Governmental Authorization
Schedule 9.02  Employee Plans and Benefit Arrangements
Schedule 10.02 Key Employees


Exhibits
--------

Exhibit A      Articles of Merger to be filed with the Secretary of State of the Commonwealth of Massachusetts
Exhibit B      Articles of Merger to be filed with the Secretary of State of the Commonwealth of Virginia
Exhibit C      Registration Rights Agreement
Exhibit D      Letter Agreement between Parent and Walter Leroy Hill
Exhibit E      Affiliate Agreement of the Company's Affiliates
Exhibit F      The Virginia Stock Corporation Act
Exhibit G      Company Counsel Opinion
Exhibit H      Affiliate Agreement of Parent's Affiliates

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


      AGREEMENT dated as of February 28, 1997 by and among PAREXEL International Corporation, a Massachusetts corporation ("PARENT"), Rescon Acquisition Corporation, a Massachusetts corporation ("SUB"), Rescon, Inc., a Virginia corporation (the "COMPANY"), Walter Leroy Hill, as Trustee of the Walter L. Hill Revocable Trust u/d/t dated June 29, 1994, the sole stockholder of the Company ("the TRUST") and Walter Leroy Hill ("HILL").


                              W I T N E S S E T H :

      WHEREAS, subject to and in accordance with the terms and conditions of this Agreement and pursuant to the Massachusetts Articles of Merger attached hereto as EXHIBIT A (the "MASSACHUSETTS ARTICLES OF MERGER") and the Virginia Articles of Merger attached hereto as EXHIBIT B (the "VIRGINIA ARTICLES OF MERGER"), the respective boards of directors of Parent, Sub and the Company, and Parent as sole stockholder of Sub, have approved the merger of Sub with and into the Company (the "MERGER"), whereby each issued and outstanding share of common stock, no par value per share, of the Company (the "SHARES") will be converted into the right to receive common stock, $.01 par value per share, of Parent as provided herein;

      WHEREAS, for federal income tax purposes, it is intended that (i) the Merger shall qualify as a reorganization, and (ii) this Agreement (and the other agreements entered into in connection herewith) shall qualify as a plan or reorganization within the meaning of the regulations issued pursuant to Section 368 of the Internal Revenue Code of 1986, as amended;

      WHEREAS, the Merger is intended to be treated as a "pooling of interests" transaction for accounting purposes under generally accepted accounting principles, and Price Waterhouse LLP has confirmed to Parent in writing that it has reviewed to the extent it deemed necessary the terms and structure of the Merger, that it has reviewed this Agreement, the Articles of Merger and such other documents as it has requested as necessary for its review and that, as of the date of this Agreement, it knows of nothing that will prohibit the Merger from being treated as a "pooling of interests" transaction for accounting purposes; and

      WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

      NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

            "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.

            "ANCILLARY AGREEMENTS" means the Registration Rights Agreement attached hereto as EXHIBIT C, the Letter Agreement attached hereto as EXHIBIT D and the Affiliate Agreement attached hereto as EXHIBIT E.

            "BALANCE SHEET" means the balance sheet of the Company as of December 31, 1996 referred to in Section 3.07.

            "BALANCE SHEET DATE" means December 31, 1996.

            "BASE WORKING CAPITAL " means $630,068.00.

            "CLOSING BALANCE SHEET" means a balance sheet of the Company as at the close of business on the Closing Date.

            "CLOSING DATE" means the date of the Closing.

            "CLOSING WORKING CAPITAL" means (i) the Working Capital of the Company as of the close of business on the Closing Date determined in accordance with generally accepted accounting principles and practices applied on the basis to be used in the preparation of the Closing Balance Sheet plus (ii) the "Company Fees" as defined in Section 10.02(h).

            "COMPANY" means Rescon, Inc., a Virginia corporation.

            "COMPANY COUNSEL" means the law firm of Michaels, Wishner & Bonner, P.C.

            "CONVERSION RATIO" means Parent Stock divided by the total number of Shares outstanding on the Closing Date.

            "DISSENTING SHARES" means those Shares which qualify as "dissenting shares" under The Virginia Stock Corporation Act.

            "FINAL WORKING CAPITAL" means Closing Working Capital (i) as shown in Parent's calculation delivered pursuant to Section 2.03(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(b) or (ii) if such a notice of disagreement is duly delivered, (A) as agreed by the parties pursuant to Section 2.03(c) or (B) in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 2.03(c); PROVIDED that Final Working Capital shall not in any event be less than Parent's calculation of Closing Working Capital delivered pursuant to Section 2.03(a) nor more than Seller's calculation of Closing Working Capital delivered pursuant to Section 2.03(b).

            "HILL" means Walter Leroy Hill.

            "INTELLECTUAL PROPERTY RIGHT" means any trademark, trade name, trade dress, service mark, service name, logo, and corporate name, registration thereof or application for registration therefor; invention, patent, patent application, patent disclosure and any related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patent, patent application, registration and application for registration; mask work and registration and application for registration thereof; computer software, data and documentation; trade secret, know-how, and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; copyright, copyright registration, application for copyright registration; or any other similar type of proprietary intellectual property right, (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) in each case which is owned or licensed by the Company, Stockholder or their respective Affiliates and used or held for use by the Company.

            "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

            "MATERIAL ADVERSE CHANGE" means a material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Company.

            "MASSACHUSETTS ARTICLES OF MERGER" means the Articles of Merger to be filed with the Secretary of State of the Commonwealth of Massachusetts on the Closing Date, in the form set forth in EXHIBIT A.

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Company.

            "MERGER" means the merger of Sub with and into the Company.

            "1934 ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "PARENT" means PAREXEL International Corporation, a Massachusetts corporation.

            "PARENT STOCK" means the number of shares of Common Stock, $.01 par value per share, of Parent as is determined by dividing $4,265,000 by $30.575 (the average of the last reported sale price of Parent's Common Stock on the Nasdaq National Market on each of the ten business days up to and including the second business day preceding the Closing Date (subject to appropriate adjustment in the event of a stock split or reverse stock split)).

            "PARENT'S COUNSEL" means the law firm of Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

            "PERSON" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement between Hill and Parent in the form set forth in EXHIBIT B.

            "SHARES" means all outstanding capital stock of the Company.

            "STOCKHOLDER" means Hill and the Trust, collectively.

            "SUB" means Rescon Acquisition Corporation, a Massachusetts corporation.

            "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.

            "TRUST" means the Walter L. Hill Revocable Trust u/d/t dated June 29, 1994.

            "VIRGINIA ARTICLES OF MERGER" means the Articles of Merger to be filed with the Secretary of State of the Commonwealth of Virginia on the Closing Date, in the form set forth in EXHIBIT B.

            "WORKING CAPITAL" means cash and cash equivalents (on hand or in bank accounts), plus accounts receivable (net of any allowance for doubtful accounts), minus trade payables.

            (b) Each of the following terms is defined in the Section set forth opposite such term:

                                   TERM                   SECTION
                                   ----                   -------

                         Affiliate Agreements               6.02
                         Benefit Arrangement                8.01
                         Claims                            10.02
                         Closing                            2.02

                         Code                           Preamble
                         Company Affiliate                  6.02
                         Company Securities                 3.05
                         Damages                           10.02
                         Dissenting Stockholder             2.10
                         Effective Date                     2.02
                         Employee Plans                     8.01
                         Environmental Laws                 3.22
                         Environmental Liabilities          3.22
                         ERISA                              8.01
                         ERISA Affiliate                    8.01
                         Financial Statements               3.07
                         Holdback Shares                   10.04
                         Indemnified Party                 10.02
                         Indemnifying Party                10.02
                         Parent Group                      10.02
                         Multiemployer Plan                 8.01
                         Permit                             3.14
                         Reports                            5.05
                         Return                             3.19
                         Returns                            3.19
                         Surviving Corporation              2.01
                         Tax                                3.19
                         Taxes                              3.19



                                   ARTICLE II

                            REORGANIZATION AND MERGER

     2.01. THE MERGER. Subject to the terms and conditions of this Agreement, the Massachusetts Articles of Merger and the Virginia Articles of Merger, Sub shall be merged with and into the Company in accordance with the applicable provisions of the laws of the Commonwealth of Massachusetts and the Commonwealth of Virginia and with the terms and conditions of this Agreement, the Massachusetts Articles of Merger and the Virginia Articles of Merger so that:

          (a) At the Effective Date, Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (sometimes referred to herein as the "SURVIVING CORPORATION") and shall succeed to and assume all of the rights and obligations of the Company in accordance with the laws of the Commonwealth of Massachusetts and the Commonwealth of Virginia.

          (b) The articles of organization and bylaws of the Company in effect immediately prior to the Effective Date shall be the articles of organization and bylaws, respectively, of the Surviving Corporation after the Effective Date unless and until further amended as provided by law.

          (c) The directors and officers of Sub immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation after the Effective Date. Such directors and officers shall hold their position until the election and qualification of their respective successors or until their tenures are otherwise terminated in accordance with the bylaws of Surviving Corporation.

     The Shares that are issued and outstanding immediately prior to the Effective Date will, by virtue of the Merger and at the Effective Date, automatically and without further action on the part of Stockholder, be converted into such number of shares of Parent Stock as is equal to the number of Shares held by Stockholder (as set forth on SCHEDULE 2.01) multiplied by the Conversion Ratio (rounded down to the largest whole number of Parent Shares pursuant to Section 2.07 below).

     2.02. CLOSING. The closing (the "CLOSING") of the transactions contemplated hereunder shall take place at the offices of Parent's Counsel in Boston, Massachusetts as soon as possible after satisfaction of the conditions set forth in Article X, but in no event later than 11:59 p.m., Boston time, on February 28, 1997, or at such other time or place as Parent and the Company may agree. Simultaneously with the Closing, the Massachusetts Articles of Merger shall be filed in the office of the Secretary of State of the Commonwealth of Massachusetts and the Virginia Articles of Merger shall be filed in the office of the Secretary of State of the Commonwealth of Virginia. The Merger shall become effective immediately upon the date stamped by the Massachusetts Secretary of State on the Massachusetts Articles of Merger (such date is referred to as the "EFFECTIVE DATE"). At the Closing, Parent shall deliver to Hill certificates for such number of shares of Parent Stock, duly endorsed by the Parent's transfer agent and registered in the name of Hill, as is determined in accordance with Section 2.01.

     2.03. CLOSING BALANCE SHEET.

          (a) As promptly as practicable after the Closing Date, but no later than thirty (30) days after the Closing Date, Parent will cause the Closing Balance Sheet to be prepared and will prepare a certificate based on such Closing Balance Sheet setting forth its calculation of Closing Working Capital and the basis therefor. As promptly as practicable, but no later than thirty
(30) days after the Closing Date, Parent will cause the Closing Balance Sheet together with its certificate to be delivered to Hill. The Closing Balance Sheet shall (x) fairly present the financial position of the Company as at the close of business on the Closing Date in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Balance Sheet, (y) include line items substantially consistent with those in the Balance Sheet, and (z) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet.

          (b) If Hill disagrees with Parent's calculation of Closing Working Capital delivered pursuant to Section 2.03(a), he may, within ten (10) days after delivery of the documents referred to in Section 2.03(a), deliver a notice to Parent disagreeing with such calculation and setting forth his calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Hill disagrees, and Hill shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Working Capital delivered pursuant to Section 2.03(a).

          (c)  If a notice of disagreement shall be duly delivered pursuant to
Section 2.03(b), the parties shall, during the ten (10) days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Parent's calculations delivered pursuant to Section 2.03(a) nor more than the amount thereof shown in Hill's calculation delivered pursuant to Section 2.03(b). If, during such period, the parties are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Hill and Parent (who shall not have any material relationship with Hill or Parent), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Balance Sheet or Parent's calculation of Closing Working Capital as to which Hill has disagreed. Such independent accountants shall deliver to Hill and Parent, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne (i) by Parent if the difference between Final Working Capital and Closing Working Capital as set forth in Parent's calculation of Closing Working Capital delivered pursuant to Section 2.03(a) is greater than the difference between Final Working Capital and Closing Working Capital as set forth in Hill's calculation of Closing Working Capital delivered pursuant to
Section 2.03(b), (ii) by Hill if the first such difference is less than the second such difference and (iii) otherwise equally by Hill and Parent.

          (d) The parties hereto agree that they will, and agree to cause their respective independent accountants and the Company to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital and in the conduct of the audits and reviews referred to in this
Section 2.03, including without limitation the making available to the extent necessary of books, records, work papers and personnel.

     2.04. ADJUSTMENT

     (a) If Final Working Capital is less than Base Working Capital by more than 10% (subject to change by mutual written agreement of Parent and Hill) (the full amount of such difference between Final Working Capital and Base Working Capital being hereinafter referred to as the "Working Capital Deficiency"), Hill shall return to Parent, as an adjustment to the Purchase Price, shares of Parent Stock having a value equal to the Working Capital Deficiency in accordance with subsection (b) below. Any such return of shares of Parent Stock pursuant to this
Section 2.04(a) shall be made at a mutually convenient time and place (i) within 30 days after Parent's delivery of the documents referred to in Section 2.03(a) if no notice of disagreement with respect to Closing Working Capital is duly delivered pursuant to Section 2.03(b) or (ii) if a notice of disagreement with respect to Closing Working Capital is duly delivered pursuant to Section 2.03(b) then within 10 days after the earlier of (A) agreement between Parent and Hill pursuant to Section 2.03(c) with respect to Closing Working Capital and (B) delivery of the calculation of Closing Working Capital referred to in Section 2.03(c).

     (b) Any payments pursuant to this Section 2.04 shall be made by delivery to Parent of shares of Parent Stock having a value as of the Closing Date (including any fractional shares) equal to the amount due to Parent hereunder. The value of a share of Parent Stock as of the Closing Date shall be equal to $30.575 (the average of the last reported sale price of Parent's common stock on the Nasdaq National Market on each of the ten business days up to and including the second business day preceding the Closing Date (subject to appropriate adjustment in the event of a stock split or reverse stock split)).

     2.05. CERTIFICATES FOR PARENT STOCK. Each certificate for Parent Stock issued to Stockholder as part of the Merger shall bear the following legend:

                  "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of except in accordance with the terms thereof and unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of certain states or unless an exception from such registration is available."

     2.06. TRANSFER TAXES. Stockholder shall pay any and all sales, documentary, use, filing, transfer and other taxes payable as a result of the Merger (including any such state taxes that may be imposed on the Company by reason of a deemed transfer of assets).

     2.07. BOOKS AND RECORDS. On the Closing Date, the Company and Stockholder shall deliver to Parent, or its representatives, where located, all minutes books, stock record books and corporate seals of the Company, and the original copies of all books of account, leases, other agreements, securities, customer lists, files and other documents, instruments and papers of any kind or nature belonging to or relating to the Company or its business.

     2.08. RESIGNATIONS. The Company will deliver to Parent the resignations of all officers and directors of the Company from their positions with the Company at or prior to the Closing Date, unless otherwise specified by Parent.

     2.09. NO FRACTIONAL SHARES. No certificates or scrip for fractional shares of Parent Stock will be issued, no Parent stock split or dividend shall be paid in respect of any fractional share interest, and no such fractional shares interest shall entitle the owner thereof to vote or to any rights of or as a stockholder of Parent. In lieu of such fractional shares, any holder of shares of Common Stock of the Company who would otherwise be entitled to a fraction of a share of Parent Stock (after aggregating all fractional shares of Parent Stock to be received by such holder) will be paid the cash value of such fraction, which shall be equal to the fraction multiplied by $30.575 (the average of the last reported sale price of Parent's Common Stock on the Nasdaq National Market on each of the ten business days up to and including the second business day preceding the Closing Date (subject to appropriate adjustment in the event of a stock split or reverse stock split)).

     2.10. DISSENTING SHARES. Any Dissenting Shares shall not be converted into a right to receive Parent Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the Commonwealth of Virginia; PROVIDED, HOWEVER, that if the status of any such shares as Dissenting Shares shall not be perfected, or if any such shares shall lose their status as Dissenting Shares, then, as of the later of the Effective Date or the time of the failure to perfect, or loss of, such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Stock in accordance with Section 2.01 (and cash in lieu of fractional shares in accordance with Section 2.09). The Company shall give Parent prompt notice of any demand received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company and Stockholder each agrees that, except with the prior written consent of Parent or as required under The Virginia Stock Corporation Act, a copy of which is attached hereto as EXHIBIT F, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each holder of Dissenting Shares ("DISSENTING STOCKHOLDER") who, pursuant to the provisions of The Virginia Stock Corporation Act, becomes entitled to payment of the value of Shares shall receive payment therefore from the Company or, after the Closing, from Stockholder (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                           THE COMPANY AND STOCKHOLDER

      The Company and Stockholder hereby jointly and severally represent and warrant to Parent and Sub as of the date hereof that:

     3.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in the United States where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the corporate charter and bylaws, and all amendments thereto, of the Company.

     3.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company.

     3.03. GOVERNMENTAL AUTHORIZATION; CONSENTS.

          (a) The execution and delivery of this Agreement by the Company and Stockholder, and the performance by the Company and Stockholder of their obligations under this Agreement, require no action by or in respect of, or filing with, any governmental body, agency, official or authority or any other Person.

          (b) Except as set forth on SCHEDULE 3.03, no consent, approval, waiver or other action by any Person under any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which it is bound is required or necessary for the execution and delivery of this Agreement by the Company and Stockholder, the performance by the Company and Stockholder of their obligations under this Agreement or the consummation of the transactions contemplated hereby.

     3.04. NON-CONTRAVENTION. The execution and delivery of this Agreement by the Company and Stockholder, the performance by the Company and Stockholder of their obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any permit held by the Company or (iv) assuming the receipt of all required consents, result in the creation or imposition of any Lien on any asset of the Company.

     3.05. CAPITALIZATION. The authorized capital stock of the Company consists of 500 shares of common stock, no par value. As of the date hereof, there were outstanding 300 shares of common stock. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and are owned by the Trust as shown on SCHEDULE 2.01. Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock, other securities or phantom or other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, other securities or phantom or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities.

     3.06. SUBSIDIARIES. The Company does not have and never has had any Subsidiaries or any ownership or equity interest in or control of (direct or indirect) any other person.

     3.07. FINANCIAL STATEMENTS. The Company has previously furnished Parent with a true and complete copy of the balance sheets of the Company as of December 31, 1994, 1995 and 1996 and the statements of operations, and changes in stockholders' equity of the Company for the respective years then ended, (collectively, the "FINANCIAL STATEMENTS"), which are attached hereto as
SCHEDULE 3.07. Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Financial Statements fairly present in all material respects the results of operations and stockholders' equity, as the case may be, of the Company for the periods therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved.

     3.08. ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 3.08, since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practices and there has not been:

          (a) any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Securities or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

          (c)  any amendment of any outstanding security of the Company;

          (d) any incidence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (e) any creation or assumption by the Company of any Lien on any asset;

          (f) any making of any loan, advance or capital contributions to or investment in any Person;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

          (i) any change in any method of accounting or accounting practice by the Company;

          (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) change in benefits payable under existing severance or termination pay policies or employment agreements or (iv) change in compensation, bonus or other benefits payable to directors, officers or employees of the Company;

          (k) any change in the business or operations or in the manner of conducting the business or operations of the Company other than changes in ordinary course of business;

          (l) except as reflected on the Balance Sheet, any mortgage, pledge or subjection of any properties or assets to any claim, Lien or liability, except claims, Liens or liabilities for taxes not yet due;

          (m) any write-down of the value of any inventory, or write-off of any notes or accounts receivable or any portion thereof as uncollectible, other than valuation reserves established for inventory and receivables;

          (n) any cancellation or release of any other debts or claims, or waivers of any rights;

          (o) any sale, transfer or conveyance of any property or assets, except in the ordinary course of business consistent with past practice;

          (p) any disposition of, or lapse, or other failure to preserve the exclusive rights of the Company to any Intellectual Property Right;

          (q) any payments, loans or advances of any amount to or in respect of, or sale, transfer or lease of any properties or assets to, or the entering into of any agreement, arrangement or transaction with Stockholder, any of the officers or directors of the Company, any Affiliate or associate of Stockholder, the Company or any officer or director of the Company, or any business or entity in which Stockholder or the Company, or any Affiliate or associate of any such person, has any direct or material indirect interest, except for compensation to the officers and employees of the Company other than this Agreement;

          (r) any lease of real or personal property or any capital expenditures or commitments for additions to property, plant, equipment or capital assets; or

          (s) any agreement, whether in writing or otherwise, to take any action described in this Section 3.08.

     3.09. PROPERTY AND EQUIPMENT. The Company has good title to, or in the case of leased property have valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such properties or assets is subject to any Liens, except Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet), Liens disclosed on the Balance Sheet or Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets.

     3.10. NO UNDISCLOSED MATERIAL LIABILITIES. To the Company's or Stockholder's knowledge, there are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

          (i) liabilities disclosed in any other Schedule hereto or provided for in the Balance Sheet; and

          (ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company.

     3.11. LITIGATION. Other than as disclosed on SCHEDULE 3.11, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company and Stockholder threatened against or affecting, the Company or any of its properties or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority.

     3.12. MATERIAL CONTRACTS.

          (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in SCHEDULE 3.12, the Company is not a party to or subject to:

          (i)  any lease providing for annual rentals of $5,000 or more;

          (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets in an amount exceeding $1,000;

          (iii) any partnership, joint venture or other similar arrangement or agreement or any license agreement under which the Company is the licensee, or any agency, distributor, dealer, franchise, sales representative or other similar contract or commitment;

          (iv) except for trade indebtedness incurred in the ordinary course of business, any loan or credit agreements or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of any asset, business, company or other entity or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, or agreement relating to the mortgaging, pledging or otherwise placing a lien on any assets of the Company or any guaranty of indebtedness or performance of others by the Company;

          (v) any contract or other document that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date;

          (vi) any guarantees;

          (vii) any contract for personal services or employment (including without limitation contracts with directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers);

          (viii) any agreement or arrangement providing for the sale of any of the assets, properties or rights of the Company (other than in the ordinary course of business) or for the grant of a preferential right to purchase any of the Company's assets, properties or rights or which required the consent of any third party to the transfer and assignment of any of its assets, properties or rights; and

          (ix) any other agreements, contracts, leases, licenses or commitments to which the Company is a party (or under which the Company may be obligated or which the Company or any of its rights, properties or assets may be subject or bound) and which is material to the financial condition, results of operations, business, property or prospects of the Company or is not made in the ordinary course of business that is material to the Company.

          (x) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $1,000;

          (b) Each agreement, contract, plan, lease, arrangement and commitment disclosed in any schedule to this Agreement or required to be disclosed pursuant to Section 3.12(a) is a valid and binding agreement of the Company and is in full force and effect, and neither the Company, nor, to the knowledge of the Company and Stockholder, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

     3.13. INSURANCE COVERAGE. The Company has furnished to Parent a list of, and true and complete copies of, all insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms and conditions of all such policies. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company.

      3.14.  COMPLIANCE WITH LAWS; NO DEFAULTS.

            (a) The Company is not currently in violation of, and since January 1, 1994 has not violated, any applicable provisions of any laws, statutes, ordinances or regulations except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (b) SCHEDULE 3.14 correctly describes each license and permit (a "PERMIT") material to the business of the Company, together with the name of the governmental agency or entity issuing such license or permit. Such licenses and permits are valid and in full force in accordance with their terms and effect and none of such licenses or permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

            (c) The Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture or evidence of indebtedness for borrowed money to which the Company is a party or by which the Company or any material amount of its assets is bound or (ii) any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority which defaults or potential defaults individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

      3.15. FINDERS FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Stockholder or the Company who might be entitled to any fee or commission from Parent, Sub, the Company or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

      3.16.  INTELLECTUAL PROPERTY.

            (a) SCHEDULE 3.16 includes a list of all Intellectual Property Rights specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) licenses, sublicenses and other agreements as to which the Company or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

          (b) The Company has not during the three years preceding the date of this Agreement been charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any patents, trademarks, service marks or copyrights. The Company and Stockholder have no knowledge of any other claim or infringement by the Company, or no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

          (c) None of the Intellectual Property Rights of the Company, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company, any employee of the Company or Stockholder to any Person other than Persons who are parties to confidentiality agreements with the Company.

          (d) To the knowledge of the Company and Stockholder, no third party has asserted any claim, or has any reasonable basis to assert any valid claim, against the Company with respect to (i) the continued employment by, or association with, the Company of any of the present officers, employees of or consultants to the Company or (ii) the use by the Company or any of such Persons in connection with their activities for or on behalf of the Company of any information which the Company or any of such Persons would be prohibited from using under any prior agreements or arrangements or any laws applicable to unfair competition, trade secrets or proprietary information.

          (e) None of the former or present employees, officers, directors, consultants or contractors of the Company holds any right, title or interest, directly or indirectly, in whole or in part, in or to any of the Intellectual Property Rights which the Company is currently using or the use of which is necessary for the business of the Company as presently conducted or as proposed to be conducted. To the knowledge of the Company and Stockholder, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Company or any other party because of the nature of the business conducted or to be conducted by the Company. No person has any so-called "moral rights," including any right to identification of authorship, rights of approval of modifications or limitations on subsequent modifications, in or to any of the Intellectual Property Rights owned by the Company. Nothing prohibits the Company from (i) modifying, changing, altering, adapting, revising, translating, adding to or subtracting from any of the Intellectual Property Rights owned by the Company, (ii) doing any of the foregoing without obligation to name the author of any of the Intellectual Property Rights owned by the Company or to give credit to any person in connection therewith or (iii) leasing, licensing, distributing or marketing any of the Intellectual Property Rights owned by the Company without the consent of any person.

     3.17. INVENTORIES. The Company has no inventories.

     3.18. RECEIVABLES. Except as set forth on SCHEDULE 3.18, all accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable of the Company at the Closing Date will be, valid, genuine and fully collectible (using commercially reasonable collection efforts) within ninety (90) days in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet. All accounts, notes receivable and other receivables of the Company at the Balance Sheet Date have been included in the Balance Sheet.

     3.19. TAXES.

          (a) The term "TAXES" as used herein means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs duties, or other Taxes, fees, assessments or other charges of any kind whatever, together with any interest and any penalties, additions to Tax or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing taxes. The term "RETURNS" as used herein, means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and "RETURN" means any one of the foregoing Returns. All citations to the Code, or the Treasury regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

          (b) The Company has filed all Returns required to be filed by the due date for such Return and has paid all Taxes owed (whether or not shown as due on such returns), including, without limitation, all Taxes which the Company is obligated to withhold for amounts owing to employees, creditors and third parties. All such Returns were complete and correct in all material respects. All Taxes with respect to which the Company has become obligated pursuant to elections made by it in accordance with generally accepted practice have been paid and adequate reserves have been established for all Taxes accrued but not yet payable. No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to any of the Returns have been given by or requested from the Company. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements of the Company, or are being contested and an adequate reserve therefor has been established and is fully reflected in the financial statements of the Company. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. All material elections with respect to Taxes affecting the Company, as of the date hereof, are set forth in the financial statements of the Company, or are set forth on
SCHEDULE 3.19. The Company has not agreed to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, and the Company will not be required to make any such adjustment as a result of the transactions set forth in this Agreement. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in (i) the payment of any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exception in Sections 280G(b)(4) and 280G(b)(5) of the Code) or
(ii) any payments or other transactions that would be, in whole or in part, nondeductible under Sections 162 or 404 of the Code. The Company is not a party to any tax sharing or similar agreement with any Person. The Company has never been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal Return (other than a group the common parent of which was the Company). The Company does not have any liability for Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferree or successor, by contract, or otherwise.

          (c) The Company has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations. The Company and its stockholders made a valid election for the Company to be treated as an "S corporation", as that term is defined in Section 1361(a) of the Code. The Company has been an S corporation since April 1, 1993 through the date hereof. Neither the Company nor Stockholder has taken any action that would result in the termination of the S corporation status of the Company, other than pursuant to this Agreement.

          (d) Stockholder has timely filed all Returns with respect to Taxes required to be paid by him attributable to items of income, gain, deductions, losses and credits of the Company, and have timely paid all such Taxes (whether or not shown on such Returns). Other than as described on SCHEDULE 3.19, there has not been any audit of any Return filed by Stockholder with respect to, or which may relate to, items of income, gain, deduction, loss or credit of the Company; and no such audit of Stockholder is in progress and Stockholder has not received notice from any Tax authority that any such audit is contemplated or pending.

     3.20. ENVIRONMENTAL COMPLIANCE.

          (i) Stockholder and the Company have complied with all federal, state and local laws (including without limitation case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, "ENVIRONMENTAL LAWS");

          (ii) neither Stockholder nor the Company have handled, generated, used, stored, transported or disposed of any substance or waste which is regulated by Environmental Laws, except for reasonable amounts of ordinary office and/or office-cleaning supplies which have been used in compliance with Environmental Laws; and

          (iii) there are no "Environmental Liabilities". For purposes of this Agreement, "ENVIRONMENTAL LIABILITIES" are any liabilities which (y) arise out of or in any way relate to the Company or any real estate at any time owned, used or leased by the Company, or the Company's or Stockholder's use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and
     (z) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

     3.21. CUSTOMERS. Except as set forth on SCHEDULE 3.21, the Company and Stockholder have not received notice from or otherwise have knowledge that any group of customers who are under common ownership or control and who accounted as a group for a material percentage of the aggregate products and services furnished by the Company during the past 18 months has stopped or intends to stop purchasing the Company's products or services.

     3.22. TRANSACTIONS WITH AFFILIATES. There are no loans, leases, royalty agreements or other continuing transactions between the Company and Stockholder, any Affiliate of Stockholder, or any member of Hill's family. To the knowledge of the Company and Stockholder, none of the officers or directors of the Company or Stockholder (a) has any material direct or indirect interest in any entity which does business with the Company; (b) has any direct or indirect interest in any property, asset or right which is used by the Company in the conduct of its business; or (c) has any contractual relationship with the Company other than such relationships which occur from being an officer, director or stockholder of the Company.

     3.23. OTHER INFORMATION. None of the documents or information delivered to Parent in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The 1997 budget and accompanying information relating to the projected future performance of the Company delivered to Parent constitute the Company's and Stockholder's best estimate of the information purported to be shown therein, and the Company and Stockholder are not aware of any fact or information that would lead him or it to believe that such projections are incorrect or misleading in any material respect.

     3.24. INTERCOMPANY ARRANGEMENTS. The Company does not own any note, bond, debenture or other indebtedness, or is otherwise a creditor, of Stockholder or any of his or its Affiliates. Since the Balance Sheet Date there has not been any payment by the Company to Stockholder or any of his or its Affiliates, charge by Stockholder or any of his or its Affiliates to the Company or other transaction between the Company and Stockholder and any of his or its Affiliates, except in any such case in the ordinary course of business of the Company consistent with past practice.

     3.25. EMPLOYEES. SCHEDULE 3.25 sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all employees of the Company and (b) the wage rates for non-salaried employees of the Company (by classification). None of such employees and no other employee of the Company has indicated to the Company or Stockholder that he intends to resign, retire or file a claim or otherwise bring an action against the Company, Parent or Sub as a result of the transactions contemplated by this Agreement or otherwise.

     3.26. REPRESENTATIONS. The joint representations and warranties of the Company and Stockholder contained in this Agreement, disregarding all individual qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.



                                   ARTICLE IV

                           ADDITIONAL REPRESENTATIONS
                          AND WARRANTIES OF STOCKHOLDER

     Stockholder represents and warrants to, and agrees with, Parent and Sub as follows:

     4.01. TITLE TO AND VALIDITY OF SHARES. The Trust now has, and on the Closing Date will have, good and marketable title to and unrestricted power to vote and sell the Shares designated as owned by the Trust opposite the Trust's name on SCHEDULE 2.01, free and clear of any Lien. All Shares owned by the Trust have been duly authorized and validly issued and are fully paid and non-assessable.

      4.02. AUTHORITY. Stockholder has the legal power, right and authority to enter into and perform this Agreement and each of the Ancillary Agreements, and to perform each of his or its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by Stockholder does not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or any other instrument binding upon Stockholder. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by Stockholder and constitute valid and binding obligations of Stockholder, enforceable in accordance with their respective terms.

      4.03. PURCHASE FOR INVESTMENT. Stockholder is acquiring the shares of Parent Stock for investment for his or its own account and not with a view to, or for sale in connection with, any distribution thereof. Stockholder agrees that the shares of Parent Stock acquired by Stockholder may not be sold, transferred or otherwise disposed of unless such shares are registered with the Securities and Exchange Commission and the securities regulatory authorities of certain states or unless an exemption from such registration is available.

      4.04. POWER TO ACT AS TRUSTEE OR EXECUTOR. If Stockholder is serving as trustee or executor with respect to its Shares, Stockholder is the only such trustee or executor and is duly authorized and empowered by the instruments creating such trust or trusts or by the will of which Stockholder is acting as executor and under applicable law to enter into this Agreement with respect to the Shares held by Stockholder and to consummate the transactions contemplated herein.

                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Parent and Sub jointly and severally represent and warrant to the Company that:

     5.01. ORGANIZATION AND EXISTENCE. Parent and Sub are corporations duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and have all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on their businesses as now conducted.

     5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Sub of this Agreement and by Parent of the Registration Rights Agreement and the consummation by Parent and Sub of the transactions contemplated hereby and thereby are within the corporate powers of Parent and Sub and have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement constitutes a valid and binding agreement of Parent and Sub and the Registration Rights Agreement constitutes a valid and binding agreement of Parent.

     5.03. GOVERNMENTAL AUTHORIZATION. Except as set forth on SCHEDULE 5.03, the execution, delivery and performance by Parent and Sub of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

     5.04. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent or Sub overtly threatened against, Parent or Sub before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

     5.05. REPORTS AND FINANCIAL STATEMENTS. Parent has previously furnished to the Company and Stockholder copies of its (i) Annual Report on Form 10-K for the fiscal year ended June 30, 1996; (ii) 1996 Annual Report; (iii) Proxy Statement dated October 8, 1996; (iv) Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; (v) Prospectus dated December 6, 1996; (vi) Current Report on Form 8-K dated January 28, 1997 and (vii) Quarterly Report on Form 10-Q for the quarter ended December 31, 1996 (collectively, the "REPORTS"). Taken together, the reports do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE VI

                    COVENANTS OF THE COMPANY AND STOCKHOLDER

     The Company and Stockholder agree that:

     6.01. CONFIDENTIALITY. The Company, Stockholder and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Parent or Sub furnished to the Company, Stockholder or their Affiliates in connection with the transactions contemplated by this Agreement, and (after the Closing Date) all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Stockholder, (ii) in the public domain through no fault of Stockholder or (iii) later lawfully acquired by Stockholder from sources other than the Company, Parent or Sub; PROVIDED that the Company and Stockholder may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by the Company and Stockholder of the confidential nature of such information and are directed by the Company and Stockholder to treat such information confidentially. The obligation of the Company, Stockholder and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Company, Stockholder and their Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Parent, upon request, all documents and other materials, and all copies thereof, obtained by the Company, Stockholder or their Affiliates or on their behalf from Parent or Sub in connection with this Agreement that are subject to such confidence.

     6.02. AFFILIATE AGREEMENTS. The Company shall deliver to Parent on or prior to the date of this Agreement a letter from Company Counsel, satisfactory in form and substance to Parent's Counsel, which, based upon discussion with the Company and such inquiries as such firm deems necessary, shall identify all persons who, at the date of this Agreement, such firm believes may be deemed to be "affiliates" of the Company as such term is used in and for the purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission, and defined in Rule 144(a)(1) of the Securities Act of 1933, as amended, and who will become the beneficial owners of shares of Parent Stock pursuant to the transactions contemplated by this Agreement (each such person being referred to as a "COMPANY AFFILIATE"). The Company shall deliver to Parent on or prior to the Closing Date a letter from Company Counsel, satisfactory in form and substance to Parent's Counsel, which shall identify all Company Affiliates as of the Closing Date. The Company shall cause each of the Company Affiliates to execute and deliver to Parent (i) on the date of this Agreement and (ii) on the Closing Date, a written agreement (the "AFFILIATE AGREEMENT") satisfactory to Parent and substantially in the form of EXHIBIT E hereto, including provisions indicating that such Company

Affiliate (i) has not offered to sell, sold or otherwise disposed of any Shares in the 30 day period prior to the date hereof, (ii) will not offer to sell, sell or otherwise dispose of any shares of Parent Stock, except pursuant to an effective registration statement or in compliance with an available exemption from the registration requirements of the Securities Act (for which Stockholder shall provide Parent with an opinion of counsel satisfactory to Parent that the securities being sold thereby may be publicly sold without registration under the Securities Act), and (iii) will not offer to sell, sell or otherwise dispose of any shares of Parent Stock until Parent shall have publicly released financial results covering a period of at least 30 days of post-closing combined operations of Parent and the Company.

                                   ARTICLE VII

                               COVENANTS OF PARENT

     Parent agrees that:

     7.01. ACCESS. After the Closing Date, Parent agrees to give Stockholder reasonable access to the books and records provided by the Company and Stockholder pursuant to Section 2.07 hereof to enable Stockholder to make required filings with, and respond to any inquiries from, state or federal tax or other regulatory authorities.

     7.02. QUARTERLY REPORT ON FORM 10-Q . Parent agrees to file in a timely manner all reports and other documents required of Parent under the Securities Exchange Act of 1934, including, without limitation, its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

     7.03. PENSION PLAN. After the Closing Date, Parent agrees that it shall not modify or amend the provisions of the Company's Defined Benefit Pension Plan (the "Pension Plan") relating to the level of benefits provided under the Pension Plan in the form of distribution, subject to such modifications or amendments as may be reasonable in connection with the termination of the Pension Plan, including but not limited to such modifications or amendments as may be required in accordance with the terms of (i) the "IRS Determination Letter" (as defined in Section 11.05(b) or (ii) the "PBGC Notice" (as defined in
Section 11.05(b)). Parent agrees to use reasonable efforts to obtain the IRS Determination Letter and to complete notices and filings which are necessary to receive a PBGC Notice (if any), promptly following the Closing Date, and in any event shall initiate all such actions within 90 days of the Closing Date.

     7.04. AFFILIATE AGREEMENTS. PARENT SHALL use its best efforts to cause each person who, at the date of this Agreement, Parent believes may be deemed to be "affiliates" of Parent as such term is used in and for the purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission, and defined in Rule 144(a)(1) of the Securities Act of 1933, as amended (each a "Parent Affiliate"), to execute and deliver on the Closing Date, an Affiliate Agreement substantially in the form of EXHIBIT H hereto.

     7.05. REORGANIZATION STATUS. Parent shall consistently treat for all United States federal income tax purposes the Merger as a reorganization, within the meaning of Section 368(a) of the Code.

     7.06. BUSINESS CONTINUITY. PARENT SHALL EITHER CONTINUE TO CONDUCT THE HISTORIC BUSINESS OF THE COMPANY OR SHALL CONTINUE TO USE THE HISTORIC ASSETS OF THE COMPANY IN A BUSINESS.

                                  ARTICLE VIII

                            COVENANTS OF ALL PARTIES

     The parties hereto agree that:

     8.01. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Stockholder and Parent each agree, and Stockholder, prior to the Closing, and Parent, after the Closing, agree to cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     8.02. CERTAIN FILINGS. The Company, Hill and Parent shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     8.03. PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     8.04. POOLING. Stockholder, the Company and the Parent shall use commercially reasonable efforts and shall cooperate fully to allow the transactions contemplated by this Agreement to be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles which shall be acceptable to the U.S. Securities and Exchange Commission.

                                   ARTICLE IX

                                EMPLOYEE BENEFITS

     9.01. EMPLOYEE BENEFITS DEFINITIONS. The following terms, as used herein, having the following meanings:

            "BENEFIT ARRANGEMENT" means each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company, Stockholder or any of their Affiliates and (iii) covers any employee or former employee of the Company.

            "EMPLOYEE PLANS" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company or any of its ERISA Affiliates, as the case may be.

            "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

            "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

            "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

            "PBGC" means the Pension Benefit Guaranty Corporation established and maintained within the United States Department of Labor pursuant to Section 4002 of ERISA.

     9.02. ERISA REPRESENTATIONS. The Company and Stockholder, jointly and severally, hereby represent and warrant to Parent that:

          (a) SCHEDULE 9.02 lists each Employee Plan that covers any employee of the Company, copies and descriptions of all of which have previously been made available or furnished to Parent. With respect to each Employee Plan, the Company has provided the three most recently filed Forms 5500 and an accurate summary description of such plan. The Company has provided Parent with complete age, salary, service and related data as of the most recent practicable date for employees of the Company.

          (b) SCHEDULE 9.02 also includes a list of each Benefit Arrangement of the Company, copies and descriptions of which have been made available or furnished previously to Parent.

          (c)  None of the Employee Plans or other arrangements listed on
SCHEDULE 9.02 covers any non-United States employee or former employee of the Company.

          (d) No "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan.

          (e) No plan or arrangement listed on Schedule 9.02 is a Multiemployer Plan. Neither the Company nor any Subsidiary or ERISA Affiliate has ever contributed to or had an obligation to contribute to any Multiemployer Plan.

          (f)  Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such plan.

          (g) Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

          (h) With respect to the employees and former employees of the Company, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code.

          (i) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date. Except as disclosed in writing to Parent prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company, Stockholder or any of their ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the year ended prior to the date hereof.

          (j) As of the Closing Date, the market value of assets under each Employee Plan subject to Title IV of ERISA (a "Defined Benefit Plan"), other than any Multiemployer Plan, equaled or exceeded the present value of benefit liabilities thereunder as determined on a termination basis using the assumptions established by the PBGC as in effect on that date. No Defined Benefit Plan (other than the Rescon, Inc. Defined Benefit Pension Plan and any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Defined Benefit Plan (other than any Multiemployer Plan) has been instituted. The Company has not incurred, and does not reasonably expect to incur, any liability to the PBGC (other than PBGC premium payments) or any other liability under Title IV of ERISA (including any withdrawal liability) with respect to any Defined Benefit Plan maintained by the Company or to which the Company has contributed for the benefit of any current or former employee of the Company or any ERISA Affiliate.

          (k) No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand with respect to the administration or the investment of the assets of any Employee Plan maintained by the Company or to which the Company has contributed or the benefit of any current or former employee of the Company (other than routine claim for benefit) is pending.

          (l) Neither the Company nor any entity considered under common control with the Company (within the meaning of subsection (b), (c), (m) or (o) of Section 414 of the Code) has incurred any liability in connection with the termination of a pension plan subject to Title IV of ERISA, the complete or partial withdrawal from a Multiemployer Plan subject to Title IV of ERISA, or the failure to make contributions due under Section 412 of the Code or premiums due to the PBGC under Title IV of ERISA, which liability will not have been satisfied as of the Closing Date.

          (m) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

          (n) No tax under Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

          (o) Except as set forth on SCHEDULE 9.02, no employee of the Company will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

     9.03. NO THIRD PARTY BENEFICIARIES. No provision of this Article IX shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Parent or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Employee Plan or Benefit Arrangement.

                                    ARTICLE X

                              CONDITIONS TO CLOSING

     10.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Parent, Sub, the Company and Stockholder to consummate the Closing are subject to the satisfaction or waiver of the following conditions:

          (a) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

          (b) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been obtained.

      10.02. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligation of Parent and Sub to consummate the Closing is subject to the satisfaction or waiver of the following further conditions:

          (a)(i) the Company and Stockholder shall have performed in all material respects all of its or his obligations hereunder required to be performed on or prior to the Closing Date, (ii) the representations and warranties of the Company and Stockholder contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by the Company or Hill pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Parent shall have received a certificate signed by (A) the President of the Company and (B) Stockholder to the foregoing effect.

          (b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Parent of the business of the Company after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

          (c) Parent shall have received an opinion of Company Counsel, dated the Closing Date, to the effect specified on EXHIBIT G. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than the Commonwealth of Virginia or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Parent, copies of which shall be contemporaneously delivered to Parent, and as to matters of fact, upon certificates of Stockholder and officers of the Company.

          (d) Stockholder and the Company shall have executed and delivered each of the Ancillary Agreements to be entered into by them or it at the Closing, in each case substantially in the form attached as an exhibit to this Agreement.

          (e) Parent shall have received all other closing documents specified in Section 2.02 of this Agreement and all other closing documents that it may reasonably request, all in form and substance reasonably satisfactory to Parent.

          (f) Price Waterhouse LLP shall have delivered to Parent its written opinion that it has no basis for believing that the transactions contemplated by this Agreement shall not be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles, and Parent shall have no reason to believe that such accounting treatment will not be accepted by the Securities and Exchange Commission.

          (g) The Company shall deliver to Parent a properly executed statement in a form reasonably requested by Parent for purposes of satisfying Parent's obligations under Treasury Regulation sec.1.1445-2(c)(3).

          (h) Parent shall have received evidence satisfactory to it of Hill's payment of all costs and expenses incurred by the Company or Stockholder in connection with this Agreement, other than up to an aggregate of $50,000 of reasonable legal and accounting fees of the Company and Stockholder (collectively referred to as the "Company Fees").

          (i) Parent shall have received a written waiver of notice of issuance from Smith Barney Inc. under the provisions of that certain Underwriting Agreement dated as of December 6, 1996 between Parent and the other parties named therein.

          (j)  Parent shall have received from the Company written evidence that
(i) the execution, delivery and performance of the Agreement have been duly and validly approved and authorized by the Company's board of directors and by the stockholders of the Company and (ii) no stockholders of the Company have, or might be able to perfect, dissenters' or appraisal rights in connection with the Merger.

          (k) Each of the employees of the Company listed on SCHEDULE 10.02 shall have accepted employment with State and Federal Associates, Inc., a wholly-owned subsidiary of Parent.

          (l) The Company shall have received all of the consents and waivers set forth on SCHEDULE 3.03.

          (m) Karen Ioffredo (or her nominee) shall have completed an audit, to Parent's satisfaction, of the balance sheet of the Company as of December 31, 1996 and the accompanying statements for the year then ended.

     10.03. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Closing is subject to the satisfaction of the following further conditions:

          (a)(i) Parent and Sub shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of Parent and Sub contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Parent or Sub pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) the Company shall have received a certificate signed by the Chief Financial Officer of Parent and the President of Sub to the foregoing effect.

          (b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

          (c) The Company shall have received an opinion of Parent's Counsel, dated the Closing Date, to the effect specified in Sections 5.01 through 5.04. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than the Commonwealth of Massachusetts or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to the Company, copies of which shall be contemporaneously delivered to the Company, and as to matters of fact, upon certificates of officers of Parent and Sub.

          (d) Parent and Sub shall have executed and delivered each of the Ancillary Agreements to be entered into by them at the Closing, in each case substantially in the form attached as an exhibit to this Agreement.

          (e) The Company and Stockholder shall have received all items specified in Section 2.02 of this Agreement and all other closing documents that they may reasonably request, all in form and substance reasonably satisfactory to them.

                                   ARTICLE XI

                            SURVIVAL; INDEMNIFICATION

     11.01. SURVIVAL. The covenants contained in this Agreement shall survive the Closing and continue until the date set forth in each such covenant. The agreements, representations and warranties contained in this Agreement shall survive the Closing until the earlier of (i) the delivery by Price Waterhouse LLP of its report on Parent's financial statements for the fiscal year ended June 30, 1997 or (ii) February 28, 1998.

     11.02. INDEMNIFICATION

          (a) Stockholder hereby indemnifies Parent, Sub, and their respective subsidiaries, directors, officers, agents and affiliates and, effective at the Closing, without duplication, the Company (collectively, the "PARENT GROUP") against and agrees to defend and hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("DAMAGES") incurred or suffered by Parent, Sub or the Company arising out of (i) any inaccuracy in or breach or alleged breach of any agreement, representation or warranty of the Company or Stockholder contained in or made pursuant to this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith, (ii) any failure by Stockholder or the Company to perform any of their obligations or covenants as set forth in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith and (iii) any and all actions, suits, litigation, arbitrations, proceedings, investigations or claims arising out of any of the foregoing and based on facts that have occurred on or prior to the Closing Date even though such action, suit, litigation, arbitration, proceeding, investigation or claim may not be filed or come to light until after the Closing Date (collectively, the "CLAIMS"); provided that Stockholder shall not be liable under this Section 11.02(a) unless the aggregate amount of Damages with respect to all matters referred to in this Section 11.02(a) exceeds $25,000; provided, however, that (i) once the Damages exceed $25,000, the Parent Group shall be entitled to indemnification for the full amount of such Damages and (ii) such indemnity obligations shall be satisfied by Stockholder by transferring to Parent shares of Parent's common stock owned by Stockholder having a value, as of the Closing Date, equal to the amount of such Damages (any deficiency to be paid by Stockholder in cash). The maximum liability of Stockholder pursuant to this SECTION 11.02(a) shall be $1,500,000.

          (b) Stockholder shall have no right of indemnification, contribution or subrogation against the Company with respect to any indemnification by Stockholder under this Section 10.02 if the transactions contemplated by this Agreement are consummated.

          (c) Parent hereby indemnifies Stockholder, his agents and affiliates (the "Selling Group") against and agrees to defend and hold them harmless from any and all Damages incurred or suffered by the Selling Group arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Parent pursuant to this Agreement, such indemnity obligations to be satisfied by Parent by issuing shares of its common stock having a value, as of the Closing Date, equal to the amount of such Damages, provided, however, that such amount shall in no event exceed $250,000.

          (d) Under no circumstances shall Stockholder be required to compensate the Parent Group with respect to any Damages incurred by the Parent Group in excess of $1,500,000.

     11.03. Procedures.The party seeking indemnification under Section 10.02 (the "INDEMNIFIED PARTY") agrees to give prompt notice to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any third party suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under
Section 10.02 for any settlement effected without its consent (which may not be unreasonably withheld or delayed) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

     11.04. HOLDBACK. At the Closing, Stockholder shall be deemed to have directed Parent to withhold from delivery ten percent (10%) of the shares of Parent Stock issued to Stockholder. The shares of Parent Stock withheld are herein referred to as the "HOLDBACK SHARES." The Holdback Shares shall be issued to Stockholder but held in escrow by Parent subject to the terms and conditions hereinafter set forth. Holdback Shares shall be considered issued and outstanding shares of capital stock of Parent and Stockholder shall be entitled to vote such shares and receive any and all dividends or distributions payable with respect to such shares.

     11.05. HOLDBACK TERMINATION. The Holdback Shares shall be distributed to Stockholder as follows:

          (a) Promptly after the earlier to occur of (i) the delivery by Price Waterhouse LLP of its report on Parent's financial statements for the fiscal year ended June 30, 1997 or (ii) February 28, 1998, the Holdback Shares shall be distributed to Stockholder, except that (A) the portion of the Holdback Shares having a value as of the Closing Date most nearly equal to the Damages incurred by Parent as to which a Claim shall have been previously and duly delivered to Stockholder and (B) the portion of the Holdback Shares which constitute the "Plan Holdback Shares" (as hereinafter defined and to the extent not included in the Holdback Shares described in the preceding clause (A)), shall continue to be withheld in escrow.

          (b) "Plan Holdback Shares" shall be deemed to be that portion of the Holdback Shares having a value as of the Closing Date equal to $300,000. Promptly after the later to occur (but in no event later than the one year anniversary of the Closing Date) of (i) the Parent's receipt of favorable determination letters from the Internal Revenue Service (the "IRS Determination Letter") regarding the tax qualification and the termination of the Company's Defined Benefit Pension Plan (the "Pension Plan") and the Company's Age Weighted Profit Sharing Plan (the "Profit Sharing Plan") or (ii) the expiration of the period for issuance by Pension Benefit Guaranty Corp. of a "notice of noncompliance" (the "PBGC Notice"), following Parent's completion of required notices and filings with respect to the termination of the Pension Plan, the Plan Holdback Shares shall be distributed to the Stockholder, except that the portion of the Plan Holdback Shares having a value as of the Closing Date most nearly equal to the Damages incurred by the Parent for Claims relating to the Pension Plan or the Profit Sharing Plan as to which a Claim shall have been previously and duly delivered to Stockholder, shall continue to be withheld in escrow.

          (c) The value of a Holdback Share as of the Closing Date shall be equal to $30.575 (the average of the last reported sale price of Parent's Common Stock on the Nasdaq National Market on each of the ten business days up to and including the second business day preceding the Closing Date (subject to appropriate adjustment in the event of a stock split or reverse stock split)). The amount of such Damages shall be based upon a written certification of the Chief Executive Officer of Parent to Stockholder as to the amount of Damages incurred, together with supporting documentation. If Stockholder disagrees with the amount of Damages set forth in such certificate, and if Stockholder and Parent cannot reach mutually satisfactory understanding with regard to the amount of Damages within five (5) business days after delivery of the certificate to Stockholder, the matter shall be promptly submitted to binding arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association. The balance of the Holdback Shares not so withheld shall be distributed to Stockholder.

          (d) The Holdback Shares not so distributed to Stockholder pursuant to subsection 11.05(a) through 11.05(c) shall be retained by Parent in escrow until such pending Claims are resolved; provided, however, that upon the disposition of any such Claim prior to the disposition of all such Claims, Parent shall distribute to Stockholder that amount of the Holdback Shares having a value as of the Closing Date in excess of 100% of the aggregate amounts of the remaining Damages incurred as determined above.

                                   ARTICLE XII

                                  MISCELLANEOUS

     12.01. NOTICES. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be (a) mailed by first-class or express mail, postage prepaid,
(b) sent by telex, telegram, telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or (c) personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

            if to Parent, Sub, or the Company to:

                  PAREXEL International Corporation
                  195 West Street
                  Waltham, MA 02154
                  Attn:  William T. Sobo, Jr.
                         Senior Vice President and Chief Financial Officer
                  Telecopy:  (617) 487-9931
            with a copy to:

                  William J. Schnoor, Jr.
                  Testa, Hurwitz & Thibeault, LLP
                  High Street Tower
                  125 High Street
                  Boston, MA 02110
                  Telecopy:  (617) 248-7100

            if to Stockholder to:

                  Walter Leroy Hill
                  2521 Hunter Mill Road
                  Oakton, VA  22124

            with a copy to:

                  Scott Meza
                  Michaels, Wishner & Bonner, P.C.
                  Suite 900
                  1140 Connecticut Avenue, N.W.
                  Washington, DC  20036
                  Telecopy:  (202) 857-0634

      Notices shall be deemed duly delivered three business days after being sent by first class mail, postage prepaid, or one business day after being sent via a reputable nationwide express mail service. Notices delivered via any other means shall be deemed duly delivered upon actual receipt by the individual for whom such notice is intended. Any notice sent to a party hereto shall be sent simultaneously, by the same means, to such party's counsel, as set forth above.

     12.02. AMENDMENTS; NO WAIVERS.

          (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed by Parent, Sub and the Company.

          (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     12.03. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that if the Closing shall occur all such costs and expenses incurred by the Company and Stockholder, other than up to an aggregate of $50,000 of reasonable legal and accounting fees incurred by the Company or Stockholder, shall be paid or reimbursed by Hill.

     12.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of his or its rights or obligations under this Agreement without the consent of the other parties hereto.

     12.05. FURTHER ASSURANCES. From time to time after the Closing, at the request of Parent and without further consideration, Hill will execute and deliver to Parent such other documents, and take such other action, at Parent's cost and expense, as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     12.06. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such state.

     12.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

     12.08. ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, whether written or oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     12.09. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     12.10. JURISDICTION. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Massachusetts, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any obligation to venue laid therein. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



                                  PAREXEL INTERNATIONAL CORPORATION


                                  By: /s/ William T. Sobo, Jr.
                                      ---------------------------------------
                                  Name: William T. Sobo, Jr.
                                        -------------------------------------

                                  Title: Senior Vice President, CFO
                                         ------------------------------------

                                  RESCON ACQUISITION CORPORATION


                                  By: /s/ William T. Sobo, Jr.
                                      ---------------------------------------

                                  Name: William T. Sobo, Jr.
                                        -------------------------------------

                                  Title: President
                                         ------------------------------------

                                  RESCON, INC.


                                  By: /s/ Walter Leroy Hill
                                      ---------------------------------------

                                  Name: Walter Leroy Hill
                                        -------------------------------------

                                  Title: President
                                         ------------------------------------

                                  WALTER L. HILL REVOCABLE TRUST U/D/T DATED
                                  JUNE 29, 1994


                                  By: /s/ Walter Leroy Hill
                                      ---------------------------------------

                                  Name: Walter Leroy Hill
                                        -------------------------------------

                                 Title: Trustee
                                        -------------------------------------

                                  /s/ Walter Leroy Hill
                                  -------------------------------------------
                                  Walter Leroy Hill